Exhibit 10.8.4.1

AMENDMENT TO RETENTION AGREEMENT

This AMENDMENT TO RETENTION AGREEMENT is entered into by and between Avery Dennison Corporation, a Delaware corporation (the “Company”) and Daniel R. O’Bryant (the “Executive”), effective as of January 1, 2008.

WHEREAS the Company and the Executive have heretofore entered into that certain Retention Agreement effective as of March 31, 2005 (the “Retention Agreement”);

WHEREAS Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) now requires that certain modifications be made to the Retention Agreement on or before December 31, 2008 with retroactive effect to January 1, 2008; and

WHEREAS the Company and the Executive desire to amend the Retention Agreement to comply with the requirements of Code Section 409A;

NOW, THEREFORE, the Retention Agreement is hereby amended as follows:

1. Amendment of Good Reason Definition. The definition of termination for “Good Reason” in Section 4(c) of the Retention Agreement is hereby amended in its entirety to provide as follows:

For purposes of this Agreement, “Good Reason” shall mean a “separation from service for good reason” as set forth in Code Section 409A, which shall mean that, without the express written consent of the Executive, one or more of the following shall have occurred without being timely remedied in the manner set forth below:

(i) A material diminution in the Executive’s base compensation (except as provided in Executive’s Employment Agreement with the Company).

(ii) A material diminution in the Executive’s authority, duties, or responsibilities.

(iii) A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report.

(iv) A material change in the geographic location at which the Executive must perform the services.

(v) Any other action or inaction that constitutes a material breach by the Company of the agreement under which the Executive provides services.

The Executive shall have “Good Reason” in connection with any or all of the above solely if (A) the Executive provides notice to the Company of the existence of the particular condition, action or inaction which the Executive considers to give the Executive “Good Reason” within ninety (90) days of the initial existence of the condition, or the action or inaction, and (B) the Company shall not have remedied the condition, action or inaction within thirty (30) days of its receipt of the Executive’s notice. The effective date of any termination for “Good Reason” shall be no later than twelve (12) months after the initial existence of such condition, action or inaction constituting “Good Reason.”

2. Certain Additional Payments by the Company. Section 7 of the Retention Agreement is hereby amended to provide that any Gross-Up Payment or Underpayment pursuant to Section 7 of the Retention Agreement shall be paid in compliance with Code Section 409A in all events, by the end of the calendar year next following the calendar year in which the Executive pays the applicable Excise Tax to applicable taxing authorities.

3. Compliance With Code Section 409A. The Retention Agreement is hereby amended to add the following additional provision entitled “Compliance With Code Section 409A.”

(a) All payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A. In the event that the Executive is determined to be a “key employee” (as defined and determined under Code Section 409A) of Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable following termination of employment or Change in Control, to the extent required under Code Section 409A, shall be made no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) the Executive’s death. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum on the first day of the month following the end of such required delay period in order to catch up to the original payment schedule. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

(b) Unless otherwise expressly provided, any payment of compensation by Company to the Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (21/2 months) after the end of the later of the calendar year or the Company’s fiscal year in which the Executive’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Code Section 409A). Such amounts shall not be subject to the requirements of subsection (a) above applicable to “nonqualified deferred compensation.”

(c) Section (a) above shall not apply to that portion of any amounts payable upon termination of employment which shall qualify as “involuntary severance” under Section 409A because such amount does not exceed the lesser of (1) two hundred percent (200%) of the Executive’s annualized compensation from the Company for the calendar year immediately preceding the calendar year during which the Date of Termination occurs, or (2) two hundred percent (200%) of the annual limitation amount under Section 401(a)(17) of the Code (the maximum amount of compensation that may be taken into account for purposes of a tax-qualified retirement plan) for the calendar year during which the Date of Termination occurs.

(d) All benefit plans, programs and policies sponsored by the Company shall comply with all requirements of Code Section 409A or be structured so as to be exempt from the application of Code Section 409A. In particular, all taxable expense reimbursement payments and in kind benefits provided to the Executive shall be structured in compliance with Code Section 409A and reimbursements shall be paid by the Company to the Executive by no later than the end of the calendar year following the calendar year in which the Executive incurs such expenses, and the Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period.

(e) Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A, and such payment or benefit would otherwise be payable or distributable hereunder by reason of Employee’s termination of employment, all references to Employee’s termination of employment shall be construed to mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), and Employee shall not be considered to have a termination of employment unless such termination constitutes a “separation from service” with respect to Employee.

IN WITNESS WHEREOF, the Executive has executed this Amendment to Retention Agreement and, pursuant to the authorization from the Compensation and Executive Personnel Committee of the Board of Directors, the Company has caused this Agreement to be executed, all as of the day and year first above written.

EXECUTIVE
AVERY DENNISON CORPORATION	___________________________
By: __________________________	Daniel R. O’Bryant